Annual Letter to Shareholders of Kingsway Financial Services Inc.

April 29, 2015

Dear Fellow Shareholder,

It was in last year's letter that I suggested we “turned the corner.” Let’s take a look at how 2014 turned out, and I will provide you my perspective on the year’s events (although it will be difficult not to talk about some 2015 events that happened early this year, so pardon my extended definition of “year”):

•	We raised $6.6 million in a privately placed preferred offering;

•	We raised another $14.8 million through the exercise of our Series A warrants which were originally issued as part of our successful rights offering in 2013;

•	We retired another $14.4 million in senior debt;

•
Our subsidiary, 1347 Property Insurance Holdings, Inc. ("PIH"), NASDAQ: PIH, raised more than $40 million in gross proceeds through an initial public offering and a follow-on offering and produced pre-tax income of $5.7 million for the year;

•	Our Non-Standard Auto companies, as a combined group, had better than break-even results for the year;

•	Our adjusted operating income[1] was $12.6 million;

•	We launched a special purpose acquisition corporation (“1347 Capital Corp.”), NASDAQ: TFSC, which completed a $46 million initial public offering; and

•	We produced net investment income and net realized gains of $6.7 million.

Although we have more work to do in compounding shareholders’ capital, we are pleased with the 2014 achievements stated above that put us squarely “around the corner.” As we continue to reduce our outstanding debt,2 our focus increasingly shifts toward building long-term value. The year was not without some frustrations, but, on balance, there are more pleasant outcomes than negative ones for the first time since I’ve been at the helm.

Last year put us on a path to start reaping some of the crops from seed we planted in years past. The sale of Assigned Risk Solutions and the buy-back of the Management Service Agreement (“MSA”) from PIH are good examples of the outcomes we look to achieve with our value-building philosophy. For those new to Kingsway, I might suggest you review the first annual letter3 for more background, but, for the 30-second version, Kingsway focuses on building long-term value by compounding capital with investments/acquisitions/financings that offer asymmetric risk/reward potential with a margin of safety supported by private market values using a merchant banking approach.

1 Adjusted operating income is a non-GAAP measure comprised of segment operating income as well as net investment income, net realized gains, other-than-temporary impairment loss, equity in net loss of investee and net revenues of 1347 Advisors. Segment operating income is a non-GAAP measure derived by subtracting direct segment expenses from direct segment revenues. Please refer to the section entitled “Non-U.S. GAAP Financial Measures” in the Management’s Discussion and Analysis section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for a detailed description of segment operating income.
2 It is worth noting that the team managing Kingsway has led over $200 million of debt retirement since the end of 2008.
3 Last year’s letter can be found at http://bit.ly/kfs2013

Businesses Owned

Not all of 2014 was as we had hoped. Although the capital raises and investment portfolio performance helped propel us around the corner, some of our businesses haven’t met their expectations in the short-term. We don’t expect every quarter to be “on target” because we manage for the long-term. When we say long-term, we, of course, mean many years, not a year or two as some market participants think qualifies as “long.”

Our businesses fall into a few categories: insurance services, warranty and traditional insurance. We will take them in that order.

Insurance Services - Assigned Risk Solutions (“ARS”)

ARS is an insurance services business that underwent a strategic review process in 2014. One of the take-aways from that process was a more acute understanding of the risks of the business. Management always did a good job of maintaining market share without having to compete heavily on price but rather through the core competency of handling assigned risk claims better. Unfortunately, the business volume was not entirely within their control as it relies on assigned risk market mechanisms that I couldn’t even begin to explain here.

A steady or slowly growing revenue base won’t always be a “sell signal” for us. In fact, we bought JBA & Associates, the acquisition which became ARS, during a declining environment; however, we did not feel we could adequately diversify within our relatively small capital base the risks associated with this revenue dynamic and the vagaries of the assigned risk mechanisms which produced that revenue. The business was better suited for an owner with a much larger base to diversify the risk. Given that we no longer believed the business delivered to Kingsway the asymmetric reward potential in relation to this risk, we made the decision to exit the business. I believe we received a fair price while National General Holdings Corporation acquired a good company that fits well into their platform. Despite what some think, M&A transactions can be win/win, and I think this transaction is an example of such. Our win started with the 2010 acquisition that allowed us to transform a money-losing subsidiary into a profitable enterprise. The disposition nearly five years later enabled us to convert $31.8 million of goodwill and intangible assets into cash that can now be redeployed. We want to do more acquisitions like this.

Warranty - IWS Acquisition Corporation ("IWS”) and Trinity Warranty Solutions ("Trinity")

As I said in my letter last year, I will be direct with you with the good and the not so good. A dear friend of mine redefines every challenge as an “opportunity”…well folks, we have some opportunities in warranty. I don’t believe there is anything fundamentally flawed in either IWS or Trinity. We just enjoy more opportunities than we expected (such as slower growth than was targeted). In the long-run, our current opportunities should help sharpen our focus and competitive advantage. We have the cash and resolve to take advantage of the opportunities, and I believe the warranty space will provide us a business with significant asymmetric risk/reward. My focus will be to determine the best mechanism (more acquisitions, unique partnerships, etc.), while our managers’ focus will be on their respective “opportunities.” Stay tuned as we spend some time in 2015 performing our strategic review on the warranty companies.

Traditional Insurance

2014 started with two traditional insurance businesses: PIH and the Non-Standard Auto (“NSA”) business. After taking PIH public, we are down to just the NSA business. We will discuss PIH in the passive investment area as we currently own a minority stake.

NSA provides us with a significant investment portfolio (sometimes referred to as the “float”); we need to remember that as one of the positive attributes of such a business as we discuss NSA’s “opportunities.” NSA represents $44.6 million of enterprise value, net of intangible assets (“tangible value”), and $7.8 million of intangibles for a total enterprise value or capital deployed of $52.4 million.4 NSA also provides $109.3 million of GAAP cash and cash equivalents and investments. We would look for a traditional insurance company to earn 10-15% return on its tangible value (depending on the potential risk of loss on the underwriting). NSA had a combined ratio5 of 99.2% for 2014 - as you know, anything below 100% means profit for an insurance company. The opportunity for NSA is to get to a 98% combined ratio, so that we can begin to earn meaningful operating profits. This is the year this business needs to show it can produce such results.

Bill Hickey and his team have done a great job bringing the runoff components of the business into stability. We have released redundant reserves and are now able to use that capital to support our flagship NSA company, Mendota.

Passive Investments

In 2014, we had strong results again in our investment portfolio with net investment income and net realized gains providing $6.7 million. As described last year, we have a portfolio of fixed-income securities which supports the insurance reserves (future claims to be paid), and we invest most of the surplus capital in passive investments such as bridge loans, publicly traded equity and real estate which have higher risk but asymmetric risk/reward potential. In 2014, we also purchased a very small portfolio of venture capital related investments to further diversify our passive investment portfolio.

Our largest win in the year was a bridge loan to a pre-IPO company to support an acquisition. This idea was originated by Jordan Kupinsky of JJR Capital, who worked with us on the original go public transaction of Atlas Financial Holdings, Inc. (“AFH”), NASDAQ: AFH. The bridge loan had a strong yield, good cash flow coverage and meaningful warrant coverage. In other words, this investment represented a low probability of loss with significantly leveraged upside. We exercised the warrants and sold our common stock, providing us a 5x return on our original investment with the loan paid off in full. Your "Chief Investment Officer" must admit we sold too early. The stock went almost 3x higher. The board likes to tell me “you can’t go broke selling early!” I tend to agree with them, but taking a half position might have been in order on this one, although I would certainly have missed most of the run up! Needless to say, Jordan is a friend of the firm; we would like to do more with JJR Capital in the future.

Our real estate investments have been performing well. The financials don’t reflect the true economic value that is being accreted. It is above my pay grade to fix the problems with accounting principles,6 but I would be remiss if I didn’t share that we expect material gains (i.e. a few million of gains) in 2015 and possibly a partial or full liquidation and realization of those gains (at which time even GAAP will probably allow us to recognize the proper gains). Marc Zahr and his team at Oak Street have exceeded our expectations with regards to our partnership in real estate. This is a good example of the kind of partnership activity we would like to pursue more often.

4 NSA enterprise value (or total capital deployed) is GAAP shareholder’s equity for the companies represented by the NSA business plus intercompany surplus notes of $9.1 million and includes $7.8 million of intangibles.
5 The GAAP combined ratio is the sum of the loss and loss adjustment expense ratio and the expense ratio. The loss and loss adjustment expense ratio is derived by dividing the amount of net loss and loss adjustment expenses incurred by net premiums earned. The expense ratio is derived by dividing the sum of commissions, premium taxes, general and administrative expenses and policy fee income by net premiums earned.
6 I hope you don’t mind indulging me in one soapbox issue each year. GAAP accounting and frustrations with discrepancies between stated and economic value was part of last year’s.

We bought a distressed bank loan in 2014, at a fraction of the “private market value” of the collateral, in a partnership with other investors. Leeann Repta, who was my first employee as I started out on this path in 2004, is now running the operations of the business that the partnership now owns as a result of having restructured the debt. She is on secondment to the company, so not leaving us but rather taking the chance to build/grow a business while we determine what the long-term strategy is for the business. On a personal note, I wouldn’t have been able to leverage my own skills over the last 10 years with as much success as I have had without Leeann there at the beginning. I am grateful she took the risk of quitting one of the largest CPA firms to work with me7 and help build the foundation of our merchant banking strategy. We wish her well in that venture and look forward to her eventual return.

We continue to own AFH as a core holding. Scott Wollney and his team deserve a lot of credit for steering through the commercial auto business with as keen a strategy as any public company. Some of our other larger positions in publicly traded equities are General Finance Corporation8, NASDAQ: GFN, Saratoga Investment Corp.9, NASDAQ: SAR, and, of course, PIH.

PIH is our largest exposure, and we continue to have high expectations for Doug Raucy and his team. They are expanding beyond Louisiana, but we would expect that growth to be measured and thoughtful. In the meantime, they sit on excess capital. Some shareholders are concerned about it. I am not. As I see it, the risk/reward of PIH is just right. A significant portion of the company’s capital is held in cash outside of the statutory insurance operations, with the remainder in high ROE Louisiana homeowner’s business. Overall, that produces a high single-digit return on equity but at a fraction of the risk of other companies which produce similar returns while having all of their capital at risk. I’m happy to let this team take a measured pace at building long-term compounded returns. We will look to develop more opportunities like PIH with our investable capital.

Random Thoughts

I was pleased to see Larry Fink’s letter to public company CEOs10 calling out “short-termist phenomenon” led by activists. Kingsway’s board is comprised of major shareholders, and I suspect the board will continue to look to large shareholders to be represented on the board and drive our strategy. We support shareholders being active in the business. It is not the method with which I take issue, but the purpose of many “activist campaigns.” It seems like the squeaky wheel gets too much oil these days, and, when the squeakers don’t align with a majority of shareholders, management is causing harm to long-term holders by oiling the squeakers (whether that be with excessive buybacks, inopportune sale of the company or other short-term focused value strategies). Activism is a means to an end, not an end in and of itself. Activism should be used to align management with the majority of shareholders, not push the agenda of a particular shareholder at the expense of those with a longer horizon. Activism is not an “asset class” but a tool every shareholder who is a fiduciary should consider when the agency problem of management becomes untenable.

Neither the SEC nor the stock exchanges are asking me for my views on how to address the pendulum swing of excessive say of a small subset of investors, but, if asked, I would move towards the Canadian version of giving shareholders more say. Shareholders of 5% or more should be able to “requisition” a special meeting and put matters to a vote of shareholders. If an activist wants something changed, call a meeting and let the majority of shareholders’ views win. Kind of sounds American, but, in fact, it is Canadian. The US is behind on this, and so the squeaky wheel gets too much oil.

7 In fact, we didn’t even have an office so we worked out of Panera Bread…good lunch and free wifi.
8 We like the fact that the CEO is a motivated and significant owner with a long track record of value creation.
9 We like the recent public indication that the dividend should continue to rise.
10 A copy of which can be found at
http://online.wsj.com/public/resources/documents/LDF_letter_to_corporates_2014_public.pdf

Some of our other favorite investments are SPACs (we are both buyers and a sponsor of an issuer, that being 1347 Capital Corp.). We like the risk/reward (treasury risk with a little illiquidity premium and warrant upside). Our investment in the sponsor of 1347 Capital Corp. doesn’t fit the criteria of either a “passive” investment or a business owned.  I guess you could call it an alternative asset, but I prefer to think of it as a tool in the tool belt of our merchant banking strategy.  It provides us with an asymmetric reward for putting our skills to work (think of it as a “promote”) with our partner Gordon Pratt at Fund Management Group.  Gordon refuses to call the structure by its popular name (i.e. a SPAC or “Special Purpose Acquisition Corp”), as the focus is not an “us versus them” control acquisition, where the vehicle acquires a business in exchange for cash, but rather a vehicle to provide a great management team pursuing a sound business plan with a public listing.  Gordon has coined the term PLV (stands for Public Listing Vehicle) and describes it as an outsourcing of the “going public” process, where the sponsor is more of a partner and becomes an investor/owner, aligned with and supporting the management team and owners in the resulting public company.  Gordon and our team have worked on a couple of these (AFH and United Insurance Holdings Corp., NASDAQ: UIHC). We think the PLV is an attractive way to provide real value to private companies while leveraging our skills for Kingsway shareholders by helping others to access external capital.  We expect that, market conditions allowing, we will do more with PLVs, including partnering with others as we expand the reach of our skills in this discipline.

When we invest in a company, we like to ask “what is on the mind of the leader every day or at least every week?”   As a large shareholder of Kingsway, I figured I would ask and answer that question of myself for the benefit of all shareholders as it relates to the reward side of the equation. Our unrecognized deferred tax asset is currently $286.6 million or $14.54 per share.  Although it is hard to determine its present value and difficult to understand how it might be utilized, not a week goes by (and often not even a day) without some analysis, conversation or idea on how best to grow profits without paying significant cash taxes, which would provide us added liquidity to use in executing our merchant banking strategy. I spend a lot of time thinking about this on your behalf.

So, 2014 is behind us, and we are well into 2015 with the kind of momentum that we hope will continue towards compounding shareholder capital. In order to leverage that momentum, we will look to partner in areas outside of our domain of expertise. We will start small and focus on unusually asymmetric risk/rewards.

We appreciate your support as fellow shareholders.

Sincerely,

/s/ Larry G. Swets, Jr.
Shareholder & CEO